Filed pursuant to Rule 424(b)(3)
Registration No. 333-140580

PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED FEBRUARY 9, 2007)

1,794,098 Shares

UNIFI, INC.

COMMON STOCK

This prospectus supplement No. 3 supplements and amends the prospectus dated February 9, 2007, as supplemented by prospectus supplement No. 1 dated May 29, 2007 and prospectus supplement No. 2 dated June 29, 2010, relating to the offer and sale from time to time by certain of our shareholders of certain shares of our common stock. The original prospectus covered the offer and sale by certain of our shareholders of up to 2,777,777 shares of our common stock, and this prospectus supplement No. 3 relates to the offer and sale of the remaining 1,794,098 shares of our common stock which were not disposed of previously. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this prospectus supplement No. 3 together with the prospectus.  All share amounts in this prospectus supplement No. 3 reflect our November 3, 2010 1-for-3 reverse stock split.

The table on page 16 of the prospectus, which was subsequently amended by prospectus supplement No. 1 and prospectus supplement No. 2, sets forth information with respect to the selling shareholders and the respective amounts of shares of our common stock beneficially owned by each selling shareholder that may be offered pursuant to the prospectus. This prospectus supplement amends and restates that table in its entirety, as follows:

Securityholder	Shares of Common Stock Beneficially Owned Prior to Offering(1)			Number of Shares Being Offered	Shares of Common Stock Beneficially Owned After Offering(2)
	Number		Percent(3)		Number	Percent
Dillon Yarn Corporation	1,685,768		8.4%	1,685,768	—	—
John M. Barrie	667		*	667	—	—
Palmer Sligh Blair, Jr.	1,109		*	1,109	—	—
William H. Clark	1,109		*	1,109	—	—
Robert E. Howell	1,778		*	1,778	—	—
Floyd L. Johnson	26,667		*	26,667	—	—
Little Bay Investment Corp.	43,666		*	43,666	—	—
Ralph P. Mormile	6,667		*	6,667	—	—
Donnie Odell Stout	35,367		*	6,667	28,700	*
Mitchel Weinberger	1,724,947	(4)	8.6%	20,000	19,179	*
Total	1,841,977	(5)	9.2%	1,794,098	44,195	*
__________________

* Less than 1%

(1)	Beneficial ownership is as of December 1, 2012 based upon information provided by each selling shareholder named in the table above.

(2)
Assumes sale of all shares of our common stock registered hereunder, even though the selling shareholders are under no obligation known to our company to sell any shares of our common stock at this time.

(3)	Based on 20,104,189 shares of our common stock outstanding as of December 10, 2012.

(4)
Mr. Weinberger’s beneficial ownership includes 1,685,768 shares owned by Dillon Yarn Corporation (“Dillon”), of which Mr. Weinberger has shared voting and investment power and of which Mr. Weinberger disclaims beneficial ownership, and 9,179 shares that Mr. Weinberger has the right to receive pursuant to restricted stock units that will automatically convert into shares of common stock following termination of services as a director.

(5)	Because the 1,685,768 shares owned by Dillon are included in both Dillon’s and Mr. Weinberger’s beneficial ownership amounts, this amount is included only once for purposes of calculating the total.

This prospectus supplement further amends the section entitled “Certain Relationships with Selling Shareholders” to include that effective as of March 9, 2011, Mitchel Weinberger, President and Chief Operating Officer of Dillon Yarn Corporation, was appointed to our board of directors.  No other selling shareholder listed herein has had any position, office, or other material relationship within the past three years with our company.

The prospectus dated February 9, 2007, together with this prospectus supplement No. 3, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the common stock.

Our common stock is traded on the New York Stock Exchange under the symbol “UFI”. On December 10, 2012, the last reported sales price of our common stock was $13.20 per share.

We urge you to carefully read the section entitled “Risk Factors” beginning on page 4 of the accompanying prospectus, where we describe specific risks associated with our common stock before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 26, 2012.